Exhibit 99.3

Windtree Announces Transformational Agreement to Acquire Revenue Generating Environmental Services Business

Windtree continues its transformation entering the rapidly growing $85 billion US environmental services space

Refocused strategy is expected to generate $12 million in revenue over the next 12 months

Transaction expected to produce a profitable business with growth opportunities through a roll up strategy

Windtree continues to pursue partnership or sale of pharmaceutical assets to reduce costs

WARRINGTON, PA – June 10, 2025 – Windtree Therapeutics, Inc. (“Windtree” or the “Company”) (NasdaqCM: WINT), a diversified company focused on revenue generation in multiple growing industries, today announced a significant step in its drive toward overall profitability through its entry into a binding agreement to acquire Titan Environmental Services, Inc. (“Titan”)(OTC: TESI), a waste management business with operations in Michigan.

As consideration for the transaction, Windtree will issue preferred shares and has secured debt financing to fund the transaction and working capital for the business. Titan Environmental Services will become Windtree Environmental Services (“Windtree Environmental”) and operate as a subsidiary of Windtree. Members of Titan’s current management team will be retained to leverage their extensive experience in the waste management industry. The transaction is expected to close in the 3rd quarter. In the event an agreement cannot be consummated, the Company is entitled to an $8.0 million breakup fee.

Over the last several months, Titan has undergone changes to its management and strategy, eliminating non-core assets, in order to focus on its waste management expertise to drive revenue. The United States waste collection market was valued at $85 billion in 2024 and has historically generated attractive EBITDA margins and free cash flow. In addition to the acquisition of Titan, the Company believes the fragmented waste management market may provide an opportunity to scale the business and provide additional top-line revenue growth and positive EBITDA contributions through additional acquisitions. Windtree Environmental intends to immediately begin the implementation and execution of a roll-up strategy to capitalize on this opportunity.

Under Windtree’s refined corporate strategy, the Company has, and continues to, pursue opportunities in a multitude of growing industries to drive toward overall profitability. The Company continues to evaluate options for its drug candidate pipeline in an effort to reduce costs and increase overall profitability.

“This transaction strategically aligns with our vision of diversifying our business model by increasing revenue and providing significant growth potential for the Company,” said Jed Latkin, Chief Executive Officer of Windtree. “We look forward to working with the Titan management and continuing to execute on our refined corporate strategy.”

About Windtree Therapeutics, Inc.

Windtree Therapeutics, Inc. is a diversified company focused on becoming a revenue-generating company in a multitude of growing industries to drive toward overall profitability.

Forward Looking Statements

This press release contains statements related to. Such statements constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The Company may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are based on information available to the Company as of the date of this press release and are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. Examples of such risks and uncertainties include, among other things: the Company’s ability to acquire revenue generating subsidiaries; the market’s reaction to potential acquisitions by the Company; the Company’s ability to secure significant additional capital as and when needed; the Company’s risks and uncertainties associated with the success and advancement of the clinical development programs for istaroxime and the Company’s other product candidates, including preclinical oncology candidates; the Company’s ability to access the debt or equity markets; the Company’s ability to manage costs and execute on its operational and budget plans; the results, cost and timing of the Company’s clinical development programs, including any delays to such clinical trials relating to enrollment or site initiation; risks related to technology transfers to contract manufacturers and manufacturing development activities; delays encountered by the Company, contract manufacturers or suppliers in manufacturing drug products, drug substances, and other materials on a timely basis and in sufficient amounts; risks relating to rigorous regulatory requirements, including that: (i) the U.S. Food and Drug Administration or other regulatory authorities may not agree with the Company on matters raised during regulatory reviews, may require significant additional activities, or may not accept or may withhold or delay consideration of applications, or may not approve or may limit approval of the Company’s product candidates, and (ii) changes in the national or international political and regulatory environment may make it more difficult to gain regulatory approvals and risks related to the Company’s efforts to maintain and protect the patents and licenses related to its product candidates; risks that the Company may never realize the value of its intangible assets and have to incur future impairment charges; risks related to the size and growth potential of the markets for the Company’s product candidates, and the Company’s ability to service those markets; the Company’s ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; the rate and degree of market acceptance of the Company’s product candidates, if approved; the economic and social consequences of the COVID-19 pandemic and the impacts of political unrest, including as a result of geopolitical tension, including the conflict between Russia and Ukraine, the People’s Republic of China and the Republic of China (Taiwan), and the evolving events in the Middle East, and any sanctions, export controls or other restrictive actions that may be imposed by the United States and/or other countries which could have an adverse impact on the Company’s operations, including through disruption in supply chain or access to potential international clinical trial sites, and through disruption, instability and volatility in the global markets, which could have an adverse impact on the Company’s ability to access the capital markets. These and other risks are described in the Company’s periodic reports, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact Information:

Eric Curtis

ecurtis@windtreetx.com